UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 17, 2019
Date of Report (Date of earliest event reported)

CAI International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33388	94-3109229
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

Steuart Tower, 1 Market Plaza, Suite 900, San Francisco, CA 94105
(Address of principal executive offices, including ZIP Code)

Registrant’s telephone number, including area code: (415) 788-0100

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbols	Name of exchange on which registered
Common Stock, par value $0.0001 per share	CAI	New York Stock Exchange
8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock, par value $0.0001 per share	CAI-PA	New York Stock Exchange
8.50% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock, par value $0.0001 per share	CAI-PB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05.	Costs Associated with Exit or Disposal Activities.

The information set forth in Item 2.06 of this Current Report on Form 8-K is incorporated by reference into this Item 2.05.

Item 2.06.	Material Impairments.

As previously disclosed, CAI International, Inc. (the “Company”) announced its intention to sell its railcar assets and reallocate the capital invested in the rail business. As a result, the railcar assets were reclassified as held for sale and the operations of the railcar business were reclassified as discontinued operations in the Company’s unaudited consolidated financial statements.

On September 17, 2019, based on the latest available information regarding the railcar assets, the Company determined that it will incur a non-cash impairment charge to reduce the book value of its railcar portfolio to approximately $283 million.  This reduction will result in a non-cash after-tax charge of approximately $20 million to the Company’s financial results in the third quarter of 2019. The Company has not incurred, and does not expect to incur, any cash charges or expenditures in connection with the impairment of its railcar assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAI INTERNATIONAL, INC.

Dated: September 18, 2019	By:	/s/ Timothy B. Page
Name: Timothy B. Page
Title: Chief Financial Officer